Exhibit 99.1

News Announcement

Conference Call:	Today, April 19, 2012 at 10:00 a.m. ET
Dial-in number:	212/231-2902
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING FIRST QUARTER REVENUE RISES 10.3% TO $736.1 MILLION AND ADJUSTED EBITDA INCREASES 12.8% TO $200.7 MILLION

- First Quarter Net Income Increases 53% to $78.6 Million; Diluted EPS Rises 54% to $0.74 -

- Establishes 2012 Second Quarter Guidance and Updates 2012 Full Year Guidance -

Wyomissing, Penn., (April 19, 2012) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported first quarter operating results for the three months ended March 31, 2012, as summarized below:

Summary of First Quarter Results

	Three Months Ended March 31,
(in millions, except per share data)	2012 Actual	2012 Guidance (2)	2011 Actual
Net revenues	$736.1	$682.8	$667.0
Adjusted EBITDA (1)	200.7	173.8	178.0
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	(122.1)	(114.3)	(126.5)
Net income	$78.6	$59.5	$51.5

Diluted earnings per common share	$0.74	$0.56	$0.48

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.  A reconciliation of net income (loss) per accounting principles generally accepted in the United States of America (“GAAP”) to adjusted EBITDA, as well as income (loss) from operations per GAAP to adjusted EBITDA, is included in the accompanying financial schedules.

(2)         The figures in this column present the guidance Penn National Gaming provided on February 2, 2012 for the three months ended March 31, 2012.

-more-

Review of First Quarter 2012 Results vs. Guidance and First Quarter 2011 Results

	Three Months
	Ended
	March 31, 2012
	Pre-tax	After-tax
	(in thousands)
Income, per guidance (1)	$97,530	$59,494
Property and unconsolidated affiliates results	26,935	16,876
Gain on Hollywood Casino Tunica flood claim (2)	3,863	2,472
Currency translation loss and other	(2,855)	(1,799)
Income tax rate variance from guidance	—	1,576
Income, as reported	$125,473	$78,619

	Three Months Ended
	March 31,
	2012	2012 Guidance (1)	2011
Diluted earnings per common share	$0.74	$0.56	$0.48
Gain on Hollywood Casino Tunica flood claim (2)	(0.02)	—	—
Gain on Hollywood Casino Joilet fire claim			(0.01)
Currency translation loss and other	0.01	—	0.01
Income tax rate variance from guidance	—	0.01
Diluted earnings per common share excluding items not included in guidance	$0.73	$0.57	$0.48

(1)         The guidance figures in the tables above present the guidance Penn National Gaming provided on February 2, 2012 for the three months ended March 31, 2012.

(2)         Reflects gains from advances against an ongoing claim related to the Hollywood Casino Tunica flood in May 2011 for property and business interruption insurance. The Company anticipates additional proceeds upon final settlement of this claim in the second quarter of 2012.

Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming commented, “Our first quarter revenue, adjusted EBITDA (inclusive of $6.4 million of pre-opening expenses), net income and diluted EPS significantly exceeded guidance primarily due to the robust growth of the East/West segment relative to our projections, which we believe was attributable to a combination of the mild East Coast winter, healthier consumer spending, and excellent operating performance by our property teams.  In addition our consolidated first quarter revenue and reported adjusted EBITDA growth of 10.3% and 12.8%, respectively, benefited from the February 3 opening of Hollywood Casino at Kansas Speedway and a lower than forecasted impact to Argosy Casino Riverside following the opening, a healthy contribution from M Resort, and ongoing progress across the organization in enhancing operating efficiencies and maintaining a disciplined approach to marketing.

“On a consolidated basis, 2012 first quarter adjusted EBITDA margins rose 58 basis points to 27.3%, marking our fifth consecutive quarter of year-over-year adjusted EBITDA margin improvements.  While the most significant year-over-year growth was driven by the Company’s East/West segment, adjusted EBITDA improvements were achieved at eleven of the sixteen gaming properties we operated during the first quarter of both 2012 and 2011 and twelve of these properties improved their adjusted EBITDA margins year over year.  Notably, despite new competition from the operations of the tenth license in Illinois, adjusted EBITDA margins in the Midwest segment rose on a year-over-year basis after excluding the impact of preopening costs.

“Throughout the quarter, Penn National Gaming made measurable progress toward opening our three 2012 casino development projects on budget.  Hollywood Casino at Kansas Speedway, jointly developed with International Speedway Corporation, opened in February to positive reviews and strong patronage.  Results during the first two months of operations exceeded our expectations and we now anticipate that our share of the construction costs will be $10 million less than the initial $155 million budget.

“In the Midwest segment, the planned openings of Hollywood Casino Toledo and Hollywood Casino Columbus in the second and fourth quarter of 2012, respectively, should drive significant growth in this segment over the next year and deliver attractive returns on capital.  Based on the determination of the Ohio Casino Control Commission, the $320 million Toledo facility is scheduled to open on May 29, about a month later than anticipated in our initial financial guidance for 2012.  Conversely, and subject to regulatory approval, given construction progress, the $400 million Columbus property will likely open slightly earlier in the fourth quarter than initially anticipated.

“We recently entered into a non-binding memorandum of understanding with the State of Ohio that establishes a framework for relocating our existing racetracks in Toledo and Grove City to Dayton and Austintown (located in the Mahoning Valley), respectively, where we intend to develop new integrated racing and gaming facilities, each budgeted at approximately $275 million inclusive of license and relocation fees.  Pursuant to this arrangement we would pay the state a $75 million relocation fee per facility and The Ohio Lottery Commission would retain 33.5% of VLT revenues.  We remain in negotiations with the thoroughbred and harness horsemen’s organizations to determine the level of their participation in the revenue streams from our significant investments in these two new first-class racing and gaming facilities and are optimistic we will reach a resolution equitable to both parties.  In addition, the memorandum of understanding restricts any other gaming facility from being located within 50 miles of our Columbus and Toledo casinos, as well as our relocated tracks, with certain exceptions.  Clearly, our soon-to-be opened Toledo and Columbus facilities have demonstrated Penn National’s commitment to bring positive economic catalysts to Ohio and the contemplated Dayton and Austintown facilities will create thousands of construction jobs, more than 3,000 additional direct and indirect jobs, and strong, recurring tax revenue.

“As previously reported, we are pursuing new gaming opportunities in Western Massachusetts, for our jointly owned racetracks in Texas, and in Maryland where we’re seeking legislative approval for slots at our Rosecroft Racetrack in Prince George’s County.  The Maryland Legislature recently adjourned without taking action on a proposed gaming expansion bill, the latest version of which excluded Rosecroft as an eligible slots location.  We anticipate there will be a Special Session called by Governor Martin O’Malley, during which we’ll continue to highlight the benefits to the racing industry, employment, and new tax revenue to be derived from the inclusion of Rosecroft as a potential sixth gaming location in the state.

“Our recent financial results highlight our core long-term commitment to building value for shareholders through a combination of disciplined operating strategies and return-focused capital deployment and we remain active in pursuing a range of domestic and international emerging gaming opportunities where we can leverage our attractive cost of capital, proven development expertise and excellent property operating capabilities.  Our revised 2012 guidance contemplates a continuation of recent consumer trends, the current expected opening dates for our Toledo and Columbus facilities, better than originally expected results in 2012 from Argosy Riverside and the impact to our West Virginia, Pennsylvania and Maryland facilities related to the opening of the Maryland Live facility one month earlier than expected.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget		Penn National’s Share of Planned Total Budget	Amount Expended through March 31, 2012	Expected Opening Date
		(in millions)
Kansas Speedway (KS) - Hollywood Casino at Kansas Speedway (KS) opened on February 3, 2012 and features a 95,000 square foot casino with 2,000 slot machines and 52 table games, parking to accommodate 3,000 vehicles (including a 1,253 space parking structure), and a range of fine and casual dining concepts.	2,375	$391	(1)	$145	$127.5	Opened February 3, 2012

Hollywood Casino Toledo (OH) - The construction of the project was substantially complete on March 15, 2012 and is in the final stages of receiving Ohio commission certification of gaming equipment and systems pending a licensing hearing scheduled for May 2, 2012. The casino will feature 2,000 slot machines, 60 table games and 20 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	2,620	$320		$320	$193.9	May 29, 2012

Hollywood Casino Columbus (OH) - Construction began with the April 25, 2011 groundbreaking for the Columbus Delphi site with a planned casino offering up to 3,000 slot machines, 70 table games and 30 poker tables, structured and surface parking, plus food and beverage outlets and entertainment lounge.	3,790	$400		$400	$148.6	Early Fourth Quarter 2012

(1) During the first quarter of 2012, the original planned budget of $411 million was reduced by $20 million.

Financial Guidance

The table below sets forth current guidance targets for financial results for the 2012 second quarter and full year, based on the following assumptions:

•                  The opening of Hollywood Casino Toledo has been delayed until late May 2012 causing approximately $8 million in reduced adjusted EBITDA related to operations and preopening expenses;

•                  Hollywood Casino Columbus opens early in the fourth quarter of 2012 with a relatively minor impact on Hollywood Casino Lawrenceburg;

•                  Margaritaville Biloxi opens in June 2012 with an anticipated impact to our Boomtown Biloxi property;

•                  Maryland Live! opens in June 2012 with an expected impact to our Hollywood Casino at Charles Town Races, Hollywood Casino at Penn National Race Course and Hollywood Casino Perryville properties;

•                  L’Auberge Baton Rouge opens in September 2012 with an impact to the Company’s Hollywood Casino Baton Rouge property;

Financial Guidance (continued)

•                  Horseshoe Cincinnati does not open during 2012 (and thus, no impact is expected to Hollywood Casino Lawrenceburg);

•                  The Casino Rama management contract extends through December 2012;

•                  No disruptions to Penn National’s Argosy Casino Sioux City facility arising from the ongoing negotiations with the City of Sioux City or the facility’s charitable sponsor;

•                  A total of $22.0 million in 2012 for preopening expenses, with $7.6 million projected to be incurred in the second quarter of 2012;

•                  Depreciation and amortization charges in 2012 of $235.8 million, with $55.6 million projected to be incurred in the second quarter of 2012;

•                  Estimated non-cash stock compensation expenses of $29.4 million for 2012, with $7.2 million of the cost incurred in the second quarter of 2012;

•                  LIBOR is based on the forward curve;

•                  A blended 2012 income tax rate of 38.5%;

•                  Does not assume a reduction of the fully diluted weighted average shares related to the terms of the Series B Redeemable Preferred Stock if Penn National Gaming’s stock price exceeds $45;

•                  A diluted share count of approximately 105.3 million shares for the full year; and,

•                  There will be no material changes in applicable legislation, regulatory environment, world events, weather, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending June 30,		Full Year Ending December 31,
(in millions, except per share data)	2012 Guidance	2011 Actual	2012 Revised Guidance	2012 Prior Guidance (2)	2011 Actual
Net revenues	$711.0	$687.9	$2,872.5	$2,786.0	$2,742.3
Adjusted EBITDA (1)	187.9	189.6	762.2	720.6	730.2
Less: Impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, loss on early extinguishment of debt, and other expenses	(120.5)	(113.6)	(500.8)	(484.4)	(487.8)
Net income	$67.4	$76.0	$261.4	$236.2	$242.4

Diluted earnings per common share	$0.64	$0.71	$2.48	$2.22	$2.26

(1)         Adjusted EBITDA is income (loss) from operations, excluding the impact of stock compensation, insurance recoveries and deductible charges, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of gain or loss from unconsolidated affiliates.

(2)        These figures present the guidance Penn National provided on February 2, 2012 for the full year ending December 31, 2012.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information — Operations

(in thousands) (unaudited)

	NET REVENUES		ADJUSTED EBITDA
	Three Months Ended March 31,		Three Months Ended March 31,
	2012	2011	2012	2011
Midwest (1)	$205,110	$213,811	$63,037	$66,566
East/West (2)	370,629	288,383	106,012	80,305
Southern Plains (3)	149,720	155,090	53,886	53,865
Other (4)	10,600	9,739	(22,195)	(22,701)
Total	$736,059	$667,023	$200,740	$178,035

(1)         Our Midwest segment consists of the following properties: Hollywood Casino Lawrenceburg, Hollywood Casino Aurora, Hollywood Casino Joliet, and Argosy Casino Alton.  It also includes our Casino Rama management service contract as well as our two Ohio properties that are currently under construction, Hollywood Casino Toledo and Hollywood Casino Columbus, which are scheduled to open in May 2012 and early in the fourth quarter of 2012, respectively.  Results for the three months ended March 31, 2012 and 2011 included preopening charges of $4.7 million and $0.3 million, respectively.

(2)         Our East/West segment consists of the following properties: Hollywood Casino at Charles Town Races, Hollywood Casino Perryville, Hollywood Casino Bangor, Hollywood Casino at Penn National Race Course, Zia Park Casino, and M Resort which was acquired on June 1, 2011. Results for the three months ended March 31, 2012 included preopening charges $0.3 million.

(3)         Our Southern Plains segment consists of the following properties: Argosy Casino Riverside, Argosy Casino Sioux City, Hollywood Casino Baton Rouge, Hollywood Casino Tunica, Hollywood Casino Bay St. Louis, and Boomtown Biloxi.  It also includes our 50% joint venture interest in Kansas Entertainment, LLC (“Kansas Entertainment”), which owns Hollywood Casino at Kansas Speedway that opened February 3, 2012.  Results for the three months ended March 31, 2012 and 2011 included our share of the joint venture’s preopening charges of $1.4 million and $0.2 million, respectively.

(4)         Our Other segment consists of our standalone racing operations, namely Beulah Park, Raceway Park, Rosecroft Raceway, Sanford Orlando Kennel Club, and our joint venture interests in Freehold Raceway, Maryland Jockey Club (which was sold in July 2011), Sam Houston Race Park and Valley Race Park.  If the Company is successful in obtaining gaming operations at these locations, they would be assigned to one of our regional executives and reported in their respective reportable segment. The Other segment also includes our Bullwhackers property and our corporate overhead operations.  Results for the three months ended March 31, 2012 and 2011 included corporate overhead costs of $22.1 million and $19.9 million, respectively.

Reconciliation of Adjusted EBITDA to Net income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended
	March 31,
	2012	2011
Adjusted EBITDA	$200,740	$178,035
(Gain) loss from unconsolidated affiliates	(1,685)	2,354
Depreciation and amortization	(53,337)	(53,158)
Charge for stock compensation	(7,911)	(6,225)
Insurance recoveries, net of deductible charges	3,863	1,694
Gain on disposal of assets	945	35
Income from operations	$142,615	$122,735
Interest expense	(18,043)	(29,026)
Interest income	219	53
Gain (loss) from unconsolidated affiliates	1,685	(2,354)
Other	(1,003)	(1,643)
Taxes on income	(46,854)	(38,237)
Net income	$78,619	$51,528

Reconciliation of Income (loss) from operations (GAAP) to Adjusted EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Segment Information

(in thousands) (unaudited)

Three Months Ended March 31, 2012

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$46,281	$83,891	$44,712	$(32,269)	$142,615
Charge for stock compensation	—	—	—	7,911	7,911
Insurance recoveries	—	—	(3,863)	—	(3,863)
Depreciation and amortization	17,552	22,241	11,388	2,156	53,337
Gain on disposal of assets	(796)	(120)	(29)	—	(945)
Gain from unconsolidated affiliates (1)	—	—	1,678	7	1,685
Adjusted EBITDA	$63,037	$106,012	$53,886	$(22,195)	$200,740

Three Months Ended March 31, 2011

	Midwest	East/West	Southern Plains	Other	Total
Income (loss) from operations	$52,676	$59,738	$39,509	$(29,188)	$122,735
Charge for stock compensation	—	—	—	6,225	6,225
Insurance recoveries, net of deductible charges	(1,694)	—	—	—	(1,694)
Depreciation and amortization	15,644	20,567	14,664	2,283	53,158
(Gain) loss on disposal of assets	(60)	—	14	11	(35)
Loss from unconsolidated affiliates	—	—	(322)	(2,032)	(2,354)
Adjusted EBITDA	$66,566	$80,305	$53,865	$(22,701)	$178,035

(1)         On February 3, 2012 our joint venture in Kansas Entertainment commenced operations of Hollywood Casino at Kansas Speedway.  We record 50% of the joint venture’s earnings in our gain from unconsolidated affiliates line which includes the impact of depreciation and amortization expense. Our 50% share of depreciation and amortization expense was $1.7 million for the three months ended March 31, 2012.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except per share data) (unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues
Gaming	$656,077	$609,111
Food, beverage and other	112,908	85,289
Management service fee	3,443	3,317
Revenues	772,428	697,717
Less promotional allowances	(36,369)	(30,694)
Net revenues	736,059	667,023

Operating expenses
Gaming	340,169	320,756
Food, beverage and other	87,804	68,592
General and administrative	115,997	103,476
Depreciation and amortization	53,337	53,158
Insurance recoveries, net of deductible charges	(3,863)	(1,694)
Total operating expenses	593,444	544,288
Income from operations	142,615	122,735

Other income (expenses)
Interest expense	(18,043)	(29,026)
Interest income	219	53
Gain (loss) from unconsolidated affiliates	1,685	(2,354)
Other	(1,003)	(1,643)
Total other expenses	(17,142)	(32,970)

Income from operations before income taxes	125,473	89,765
Taxes on income	46,854	38,237
Net income	$78,619	$51,528

Earnings per common share:
Basic earnings per common share	$0.83	$0.53
Diluted earnings per common share	$0.74	$0.48

Weighted-average common shares outstanding:
Basic	75,994	78,162
Diluted	105,632	106,919

Diluted Share Count Methodology

Reflecting the issuance of 12,500 shares on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock and the repurchase of 225 shares in the first quarter of 2010, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,277,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing the $1.23 billion (face value) by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,320,896 shares and 27,277,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,320,896 shares (regardless of how much the stock price exceeds $67).

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA, or earnings before interest, taxes, stock compensation, insurance recoveries and deductible charges, depreciation and amortization, gain or loss on disposal of assets, and other income or expenses, and inclusive of gain or loss from unconsolidated affiliates, is not a measure of performance or liquidity calculated in accordance with GAAP.  Adjusted EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses adjusted EBITDA as the primary measure of the operating performance of its segments, including the evaluation of operating personnel.  Adjusted EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in adjusted EBITDA.  It should also be noted that other gaming companies that report adjusted EBITDA information may calculate adjusted EBITDA in a different manner than the Company.  Adjusted EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income (loss) per GAAP.  A reconciliation of the Company’s adjusted EBITDA to net income (loss) per GAAP, as well as the Company’s adjusted EBITDA to income (loss) from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each segment’s adjusted EBITDA to income (loss) from operations is included in the financial schedules herein.  On a segment level, adjusted EBITDA is reconciled to income (loss) from operations per GAAP, rather than net income (loss) per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s segments on a segment-by-segment basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s segments and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2902; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.  A replay of the call can be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Investors” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming, through its subsidiaries, owns, operates or has ownership interests in gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates twenty-six facilities in nineteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Louisiana, Maine, Maryland, Mississippi, Missouri, Nevada, New Jersey, New Mexico, Ohio, Pennsylvania, Texas, West Virginia, and Ontario.  In aggregate, Penn National’s operated facilities feature approximately 29,700 gaming machines, 665 table games, 2,400 hotel rooms and 1.2 million square feet of gaming floor space. Penn National is also developing casinos in Toledo and Columbus, Ohio, with openings targeted for 2012.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to receive, or delays in obtaining, the regulatory approvals required to own, develop and/or operate our facilities, or other delays or impediments to completing our planned acquisitions or projects, including favorable resolution of any related litigation; our ability to secure state and local permits and approvals necessary for construction; construction factors, including delays, unexpected remediation costs, local opposition and increased cost of labor and materials; the passage of state, federal or local legislation (including referenda) that would expand, restrict, further tax, prevent or negatively impact operations in or adjacent to the jurisdictions in which we do business (such as a smoking ban at any of our facilities) or in jurisdictions where we seek to do business; the effects of local and national economic, credit, capital market, housing, and energy conditions on the economy in general and on the gaming and lodging industries in particular; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; our ability to recover proceeds on significant insurance claims; our ability to identify attractive acquisition and development opportunities and to agree to terms with partners for such transactions; the costs and risks involved in the pursuit of such opportunities and our ability to complete the acquisition or development of, and achieve the expected returns from, such opportunities; our expectations for the continued availability and cost of capital; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of pending legal proceedings; changes in accounting standards; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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